As filed with the Securities and Exchange Commission on December 22, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Technology Development Group Corporation
(Formally known as Tramford International Limited)
(Exact Name of Registrant as Specified in Its Charter)
British Virgin Islands
(State or Other Jurisdiction of Incorporation or Organization)
N/A
(I.R.S. Employer Identification No.)
Room 2413-18, Shui On Centre,
8 Harbour Road, Wanchai,
Hong Kong, China
(Address of Principal Executive Offices)

Tramford International Limited
2005 Stock Option Plan
(Full Title of the Plan)

Law Debenture Corporate Services, Inc.
767 Third Avenue, New York, New York 10017
Fax: (212) 750-1361
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered(1)	Registered (2)	Per Share (3)	Price	Registration Fee
Common stock, par value $.01 per share	1,000,000	$8.15	$8,150,000	$872.05

(1)	The securities to be registered include options to acquire Common Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Computed for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the price at which the options covered by this Registration Statement may be exercised, which was equal to the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 20, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I of Form S-8 are being separately provided to Registrant’s employees, officers, directors and advisors, as specified in Rule 428(b)(1) of the Securities Act of 1933.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     China Technology Development Group Corporation (formerly known as Tramford International Limited) (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(1)	The Registrant’s Report on Form 6-K dated November 30, 2006, as filed with the SEC;

(2)	The Registrant’s latest Annual Report on Form 20-F for the fiscal year ended December 31, 2005, as filed with the SEC;

(3)	The Registrant’s Report on Form 6-K dated October 6, 2006, as filed with the SEC;

(4)	The Registrant’s Report on Form 6-K dated September 22, 2006, as filed with the SEC;

(5)	The Registrant’s Report on Form 6-K dated July 21, 2006, as filed with the SEC;

(6)	The Registrant’s Report on Form 6-K dated July 14, 2006, as filed with the SEC;

(7)	The Registrant’s Report on Form 6-K dated June 29, 2006, as filed with the SEC;

(8)	The Registrant’s Report on Form 6-K dated May 23, 2006, as filed with the SEC;

(9)	The Registrant’s Report on Form 6-K dated January 6, 2006, as filed with the SEC; and

(10)	The description of the Common Stock contained in the Company’s Registration Statement on Form F-1 (File No. 333-6082), filed on November 21, 1996, pursuant to Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.

     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Pursuant to its Articles of Association and subject to the law of British Virgin Islands, the Registrant may indemnify a director or officer out of the assets of the Registrant against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal and administrative or investigative proceedings which the director or officer may have incurred in connection with the execution of the duties of his office. The director or officer may only be indemnified provided the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his conduct was unlawful.
     The Indemnification Sections of the Registrant’s Articles of Association provide, in relevant part, as follows:
     109. Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.
     110. The Company may only indemnify a person if the person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.
     111. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.
     112. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle presager does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.
     113. If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.
     114. The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description

4.1	2005 Stock Option Plan of the Registrant.

Exhibit
Number	Description

5.1	Opinion of Harney, Westwood & Riegels.

23.1	Consent of Harney, Westwood & Riegels (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers, Hong Kong.

24.1	Power of Attorney (included as part of the signature page of this registration statement).

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on this 22nd day of December, 2006.

China Technology Development Group Corporation
By:	/s/ Michael Siu
	Name:	Michael Siu
	Title:	Executive Director Chief Financial Officer Company Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Siu, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement of Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Changshan Zhao Changshan Zhao	Chairman of the Board and President	December 22, 2006

/s/ Xu Qian Xu Qian	Chief Executive Officer and Director	December 22, 2006

/s/ Alan Li Alan Li	Co-Chief Executive Officer and Director	December 22, 2006

/s/ Ju Zhang Ju Zhang	Chief Executive Officer and Director	December 22, 2006

/s/ Michael Siu Michael Siu	Director, Secretary and Chief Financial Officer (Principal financial and accounting Officer)	December 22, 2006

/s/ Peter Fu Peter Fu	Independent Director	December 22, 2006

/s/ L.C. Wan L.C. Wan	Independent Director	December 22, 2006

Signature	Title	Date

/s/ Yezhong Ni Yezhong Ni	Independent Director	December 22, 2006

/s/ Weidong Wang Weidong Wang	Independent Director	December 22, 2006

/s/ Meng Wan Meng Wan	Independent Director	December 22, 2006

/s/ Xinping Shi Xinping Shi	Independent Director	December 22, 2006

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2005 Stock Option Plan of the Registrant.

5.1	Opinion of Harney, Westwood & Riegels.

23.1	Consent of Harney, Westwood & Riegels (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers.

24.1	Power of Attorney (included as part of the signature page of this registration statement).